EXHIBIT 99.1

520 Third Street, Fourth Floor, Santa Rosa, CA 95401 (844) 446-8201

FOR IMMEDIATE RELEASE	Contact:	Bradley Satenberg
Investor Relations
(310) 606-8922
investorrelations@lbsavings.com

LUTHER BURBANK CORPORATION REPORTS EARNINGS FOR THE QUARTER AND NINE MONTHS ENDED SEPTEMBER 30, 2018

Quarterly Cash Dividend of $0.0575 Per Common Share Declared

SANTA ROSA, Calif. (October 25, 2018) – Luther Burbank Corporation (NASDAQ: LBC) (the “Company”), the holding company for Luther Burbank Savings (the “Bank”), today reported net income of $12.1 million and $34.5 million, or $0.21 and $0.61 diluted earnings per common share (“EPS”), for the three and nine months ended September 30, 2018, respectively, compared to net income of $17.7 million and $49.0 million, or $0.42 and $1.17 EPS, for the same periods last year. Pre-tax, pre-provision earnings and pro-forma EPS for the three and nine months ended September 30, 2018 were $17.7 million and $51.5 million, respectively, and $0.21 and $0.61, respectively, compared to $19.9 million and $46.0 million, respectively, and $0.25 and $0.70, respectively, for the same periods last year.
Pre-tax, pre-provision earnings and pro-forma EPS, both non-GAAP financial measures, are presented because management believes these financial metrics provide stockholders with useful information for evaluating the profitability of the Company. In addition, management believes it enhances the comparability of the Company’s financial results by eliminating the tax differences associated with the Company’s change in tax status from S-corporation to a C-corporation. The Company revoked its S-corporation status in December 2017. A schedule reconciling our GAAP net income to pre-tax, pre-provision earnings and pro-forma EPS are provided in the tables below.
John G. Biggs, President and Chief Executive Officer, stated, “I'm pleased to announce our financial results for the third quarter. We completed the quarter at a record high total assets of $6.7 billion, representing growth of almost $1 billion since the beginning of the year. The majority of this growth has been in our loan portfolio, which increased by $884 million, and was funded by a $993 million increase in our deposits. The strength of this growth has contributed to net interest income increasing by 12% during the nine months ended September 30, 2018 as compared to the same period last year. In addition, our credit quality has continued to improve with total non-performing assets declining by over 68% from December 31, 2017. I'm also proud that we remain one of the most efficient banks compared to our industry peers with an efficiency ratio of 46%.”
Mr. Biggs continued, “Since opening in June 2018, our Bellevue, Washington branch has grown its deposit portfolio to $55 million at September 30, 2018. The successful performance of this newly opened branch and our strong quarterly financial results are encouraging trends as we head into the final quarter of the year and further support the progress made in connection with our longer-term initiatives to expand the footprint of the Bank's franchise. Furthermore, we recently announced the approval of a $15 million stock repurchase program, which provides us the flexibility to opportunistically acquire our common shares in open market or privately negotiated transactions. To date, we have not acquired any shares under the repurchase program.”
Board Declares Quarterly Cash Dividend of $0.0575 Per Share
On October 25, 2018, the Board of Directors of the Company declared a quarterly cash dividend of $0.0575 per common share. The dividend is payable on November 15, 2018 to shareholders of record as of November 5, 2018.
Net Interest Income
Net interest income for the quarter ended September 30, 2018 totaled $31.7 million compared to $31.2 million for the previous quarter and $28.8 million for the same period last year. The $553 thousand, or 1.8%, increase in net interest income from the prior quarter was primarily related to growth in the average balance and yield of our loan portfolio, which increased by $282.3 million and 11 basis points and, to a lesser extent, a decrease of $276.6 million in the average balance of FHLB advances. This was partially offset by a $573.4 million increase in the average balance of our deposits, as well as increases in costs of deposits and FHLB advances, which increased by 26 and 21 basis points, respectively. The $3.0 million, or 10.3%, increase in net interest income over the same period last year was primarily related to growth in the average balance and yield of our loan portfolio. During the quarter ended September 30, 2018, the average balance of loans increased by $729.0 million and the yield increased by 35 basis points, compared to the same period last year. This increase was partially offset by growth in the average balance of our deposits of $1.1 billion and increases in the cost of funds in connection with deposits and FHLB advances of 53 and 88 basis points, respectively. Net interest margin for the quarter ended September 30, 2018 was 1.94%, compared to 2.00% for the previous quarter and 2.02% for the same period last year. The decline in net interest margin from these previous periods primarily relates to increases in our cost of funds as a result of rising interest rates. Cost of funds increased by 20 basis points and 54 basis points, respectively, compared to the previous quarter and the same period last year.
Net interest income for the nine months ended September 30, 2018 totaled $93.3 million compared to $83.3 million for the same period last year. The $10.0 million, or 12.0%, increase in net interest income over the same period last year was primarily related to growth in the average balance and yield of our loan portfolio. During the nine months ended September 30, 2018, the average balance in loans increased by $662.1 million and the yield increased by 31 basis points, compared to the same period last year. This increase was partially offset by growth in the average balance of our deposits of $769.9 million and an increase in the cost of funds in connection with our deposits and FHLB advances of 38 and 75 basis points, respectively. Net interest margin for the nine months ended September 30, 2018 was 2.01% as compared to 2.05% for the nine months ended September 30, 2017. The 4 basis point decline primarily relates to a 42 basis point increase in our cost of funds as a result of rising interest rates.
Noninterest Income
Noninterest income for the quarter ended September 30, 2018 totaled $1.0 million, compared to $817 thousand for the previous quarter and $4.9 million for the same period last year. The increase of $226 thousand in noninterest income, or 27.7%, for the quarter ended September 30, 2018 compared to the linked quarter ended June 30, 2018, was primarily attributable to a gain on sale of loans of $140 thousand in the quarter ended September 30, 2018, as well as an increase of $113 thousand in FHLB dividends as compared to the prior quarter. The decrease of $3.9 million in noninterest income, or 78.8%, for the quarter ended September 30, 2018 compared to the quarter ended September 30, 2017, was primarily attributable to a gain on sale of loans related to the Company's securitization completed in September 2017. During the quarter ended September 30, 2017, the Company recognized gains in connection with the sale of loans of $3.7 million.
Noninterest income for the nine months ended September 30, 2018 totaled $2.9 million, compared to $6.0 million for the nine months ended September 30, 2017. As discussed above, the decrease, as compared to the same period last year, of $3.1 million, or 52.0%, was primarily attributable to the gain on sale of loans related to the Company's securitization.
Noninterest income primarily consists of FHLB stock dividends, fee income and the financial impact related to loans sold and loans held for sale.
Noninterest Expense
Noninterest expense for the quarter ended September 30, 2018 totaled $15.1 million compared to $14.9 million for the previous quarter and $13.8 million for the same period last year. Compared to the linked quarter, noninterest expense increased $168 thousand, or 1.1%, during the quarter ended September 30, 2018. Compared to the same period last year, noninterest expense increased $1.3 million, or 9.5%, during the quarter ended September 30, 2018 primarily due to an increase of $982 thousand in marketing expenses related to costs associated with deposit gathering efforts. Noninterest expense for the nine months ended September 30, 2018 totaled $44.7 million compared to $43.3 million for the same period last year, an increase of $1.4 million, or 3.2%. As discussed above, this increase is primarily related to marketing expenses incurred in connection with our deposit gathering efforts.
Noninterest expense primarily consists of compensation costs, as well as expenses incurred related to occupancy, depreciation and amortization, data processing, marketing and professional services.
Balance Sheet Summary
Total assets at September 30, 2018 were $6.7 billion, an increase of $988.0 million from December 31, 2017. The increase was primarily due to a $884.2 million, or 17.5%, increase in loans and a $111.3 million, or 22.1%, increase in available for sale investment securities. Total liabilities at September 30, 2018 and December 31, 2017 were $6.1 billion and $5.2 billion, respectively. The increase of $966.4 million, or 18.7%, was primarily attributable to growth in our deposits of $992.7 million, or 25.1%, compared to December 31, 2017.
Loans
Total loans at September 30, 2018 were $5.9 billion, an increase of $884.2 million from December 31, 2017. The increase was primarily attributable to originations of multifamily and single family residential loans. Our loan portfolio generally consists of income property loans (IPL) and single family residential (SFR) mortgage loans, which represents 62.2% and 37.5%, respectively, of our total loan portfolio.
Our IPL portfolio primarily consists of hybrid multifamily residential and commercial real estate loans. IPL loans totaled $3.7 billion at September 30, 2018 compared to $3.0 billion at December 31, 2017. The yield on the IPL portfolio was 3.94% and 3.84%, respectively, during the three and nine months ended September 30, 2018, compared to 3.54% and 3.50%, respectively, during the same periods last year. For the quarter and nine months ended September 30, 2018, IPL loan originations and the corresponding weighted average coupon totaled $291.4 million and $936.2 million, respectively, and 4.72% and 4.54%, respectively, compared to $298.7 million and $1.0 billion, respectively, and 4.08% and 4.00%, respectively, for the same periods last year. The increasing yield was caused by both a general rise in interest rates and a greater proportion of loans originated in extended and non-core geographies as compared to the prior fiscal year. Prepayment speeds within the IPL loan portfolio were 11.2% and 7.8%, respectively, for the three and nine months ended September 30, 2018, compared to 7.8% and 10.7%, respectively, during the same periods last year.
Our SFR loan portfolio generally consists of hybrid loans. SFR loans totaled $2.2 billion and $2.0 billion at September 30, 2018 and December 31, 2017, respectively. The yield on the SFR portfolio was 3.61% and 3.49%, respectively, during the three and nine months ended September 30, 2018, compared to 3.32% and 3.24%, respectively, during the same periods last year. For the quarter and nine months ended September 30, 2018, residential loan originations and the corresponding weighted average coupon totaled $162.7 million and $630.5 million, respectively, and 4.99% and 4.66%, respectively, compared to $193.1 million and $505.4 million, respectively, and 3.90% and 3.96%, respectively, for the same periods last year. The increase in SFR originations during the nine months ended September 30, 2018 compared to the same period last year was primarily attributable to a general increase in customer demand while the increasing yield was caused by a combination of rising interest rates and a greater percentage of niche product originations. Prepayment speeds within the SFR loan portfolio were 24.5% and 23.5% during the three and nine months ended September 30, 2018, respectively, compared to 23.8% and 25.0%, respectively, during the same periods last year.
Asset Quality
Nonperforming loans totaled $2.2 million, or 0.04% of total loans, at September 30, 2018, compared to $7.0 million, or 0.14% of total loans, at December 31, 2017. There was no real estate owned at September 30, 2018 or December 31, 2017. For the quarter ended September 30, 2018, loan loss provisions of $650 thousand were recorded compared to $1.3 million in the prior quarter and $1.6 million for the same period last year. The lower loan loss provision recorded during the current quarter compared to the linked quarter and the same period last year was primarily attributable to a decline in loan growth compared to these prior periods. During the three months ended September 30, 2018, loans increased by $190.9 million compared to $408.5 million and $324.0 million for the linked quarter and the same period last year, respectively. The change in loans during the three months ended September 30, 2017 excludes the impact of loans sold in connection with the Company's securitization in September 2017.
During the nine months ended September 30, 2018, loan loss provisions of $3.5 million were recorded compared to a reversal of provisions for loan losses of $4.6 million during the same period last year. The provision for loan losses recorded during the nine months ended September 30, 2018 was primarily attributable to loan growth. The reversal of loan loss provisions recorded during the same period last year was due to improvements in the credit metrics of our loan portfolio.
Prepaid Expenses and Other Assets
Prepaid expenses and other assets totaled $64.7 million at September 30, 2018 compared to $57.2 million at December 31, 2017, an increase of $7.5 million or 13.2%. The variance was primarily attributable to a $5.2 million increase in accrued interest receivable resulting from growth in our loan portfolio during the nine months ended September 30, 2018.
Prepaid expenses and other assets primarily consist of prepaid expenses, accrued interest receivable, premises and equipment and tax related items.
Deposits
Deposits totaled $4.9 billion at September 30, 2018, an increase of $992.7 million from December 31, 2017. Retail deposits represented 74.9% of the growth, or $743.4 million, while wholesale deposits represented 25.1%, or $249.3 million. Our cost of deposits was 1.62% and 1.40%, respectively, during the quarter and nine months ended September 30, 2018 compared to 1.36% during the prior quarter and 1.09% and 1.02%, respectively, during the same periods last year. The change in our cost of deposits was primarily related to cost increases in our time deposit portfolio. Time deposit rates increased to 1.94% and 1.70%, respectively, during the three and nine months ended September 30, 2018, compared to 1.31% and 1.23%, respectively, for the same periods last year. The increase in time deposit rates was primarily due to rising interest rates, as well as competitive pricing pressures.
Capital
Stockholders’ equity totaled $571.4 million, an increase of $21.7 million, or 3.9%, compared to December 31, 2017. Stockholders' equity represented 8.5% of total assets at September 30, 2018, compared to 9.6% at December 31, 2017. Both the Bank’s and the Company’s capital levels continue to be significantly above the minimum levels required to be designated as “well-capitalized” for bank regulatory capital purposes. At September 30, 2018, Tier 1 leverage, Common Equity Tier 1 risk based, Tier 1 risk-based and Total risk-based capital ratios were 10.85%, 18.66%, 18.66% and 19.58%, respectively, for the Bank, and 9.63%, 14.94%, 16.55% and 17.47%, respectively, for the Company. At September 30, 2018, the Company’s tangible stockholders' equity ratio was 8.49%.
About Luther Burbank Corporation
Luther Burbank Corporation is a publicly owned company traded on the NASDAQ Capital Market under the symbol “LBC.” The Company is headquartered in Santa Rosa, California with total assets of $6.7 billion, total loans of $5.9 billion and total deposits of $4.9 billion as of September 30, 2018. It operates primarily through its wholly-owned subsidiary, Luther Burbank Savings, an FDIC insured, California-chartered bank. Luther Burbank Savings executes on its mission to improve the financial future of customers, employees and shareholders by providing personal banking and business banking services. It offers consumers a host of highly competitive depository and mortgage products coupled with personalized attention. Business customers benefit from boutique-quality service along with access to products which meet their unique financial needs from the convenience of online and mobile banking, robust cash management solutions, and high-yield liquidity management products to multifamily and commercial lending. Currently operating in California, Oregon and Washington, from nine branches in California, one branch in Washington and nine lending offices located throughout the market area, Luther Burbank Savings is an equal housing lender. For additional information, please visit lutherburbanksavings.com.
Cautionary Statements Regarding Forward-Looking Information
This communication contains a number of forward-looking statements, which involve a number of risks and uncertainties. These forward-looking statements are not historical facts, and are based on current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. Accordingly, we caution you that any such forward-looking statements are not a guarantee of future performance and that actual results may prove to be materially different from the results expressed or implied by the forward-looking statements due to a number of factors. Such factors include, without limitation, those listed from time to time in reports that the Company files with the Securities and Exchange Commission, including, but not limited to, the “Risk Factors” referenced in our Annual Report on Form 10-K for the year ended December 31, 2017. These forward-looking statements are made as of the date of this communication, and the Company does not intend, and assumes no obligation, to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events or circumstances, except as required by law.

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CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)	September 30, 2018 (unaudited)	December 31, 2017	September 30, 2017 (unaudited)
ASSETS
Cash and cash equivalents	$60,698	$75,578	$87,051
Available for sale investment securities, at fair value	614,576	503,288	471,438
Held to maturity investment securities, at amortized cost	11,935	6,921	6,965
Loans held-for-sale	—	—	39,011
Loans held-for-investment	5,925,788	5,041,547	4,630,927
Allowance for loan losses	(34,086)	(30,312)	(28,984)
Total loans held-for-investment, net	5,891,702	5,011,235	4,601,943
Federal Home Loan Bank stock	27,235	27,733	40,159
Premises and equipment, net	21,571	22,452	22,697
Prepaid expenses and other assets	64,698	57,173	50,293
Total assets	$6,692,415	$5,704,380	$5,319,557

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Deposits	$4,943,944	$3,951,238	$3,863,411
Federal Home Loan Bank advances	962,139	989,260	807,667
Junior subordinated deferrable interest debentures	61,857	61,857	61,857
Senior debt	94,262	94,161	94,128
Other liabilities	58,814	58,119	59,034
Total liabilities	6,121,016	5,154,635	4,886,097
Total stockholders' equity	571,399	549,745	433,460
Total liabilities and stockholders' equity	$6,692,415	$5,704,380	$5,319,557

CONSOLIDATED INCOME STATEMENTS (UNAUDITED)

	Three Months Ended			Nine Months Ended
(Dollars in thousands except per share data)	September 30, 2018	June 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
Interest and fee income:
Loans	$55,644	$51,343	$44,180	$153,550	$124,096
Investment securities	3,266	3,117	1,683	8,638	4,857
Cash and cash equivalents	489	226	320	1,178	662
Total interest income	59,399	54,686	46,183	163,366	129,615
Interest expense:
Deposits	19,650	14,560	10,156	46,141	27,527
FHLB advances	5,860	6,823	5,260	17,502	12,796
Junior subordinated deferrable interest debentures	600	567	430	1,655	1,218
Senior debt	1,577	1,577	1,577	4,733	4,732
Total interest expense	27,687	23,527	17,423	70,031	46,273
Net interest income before provision for loan losses	31,712	31,159	28,760	93,335	83,342
Provision for (reversal of) loan losses	650	1,300	1,550	3,450	(4,622)
Net interest income after provision for (reversal of) loan losses	31,062	29,859	27,210	89,885	87,964
Noninterest income	1,043	817	4,931	2,885	6,014
Noninterest expense	15,090	14,922	13,782	44,725	43,323
Income before provision for income taxes	17,015	15,754	18,359	48,045	50,655
Provision for income taxes	4,886	4,528	612	13,588	1,691
Net income	$12,129	$11,226	$17,747	$34,457	$48,964
Basic earnings per common share	$0.22	$0.20	$0.42	$0.61	$1.17
Diluted earnings per common share	$0.21	$0.20	$0.42	$0.61	$1.17

CONSOLIDATED FINANCIAL HIGHLIGHTS (UNAUDITED)

	As of or For the Three Months Ended			Nine Months Ended
(Dollars in thousands except per share data)	September 30, 2018	June 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
PERFORMANCE RATIOS
Return on average:
Assets	0.73%	0.71%	1.23%	0.73%	1.19%
Stockholders' equity	8.52%	8.00%	16.62%	8.17%	15.70%
Efficiency ratio (1)	46.07%	46.67%	40.91%	46.48%	48.48%
Noninterest expense to average assets	0.91%	0.95%	0.95%	0.95%	1.05%
Loan to deposit ratio	119.86%	124.89%	119.87%	119.86%	119.87%
Average stockholders' equity to average assets	8.60%	8.89%	7.38%	8.98%	7.57%
Dividend payout ratio	27.20%	29.41%	2.82%	36.75%	42.28%
PRO FORMA (1)
Actual/pro forma net income	$12,129	$11,226	$10,648	$34,457	$29,380
Actual/pro forma diluted earnings per share	$0.21	$0.20	$0.25	$0.61	$0.70
Actual/pro forma return on average:
Assets	0.73%	0.71%	0.74%	0.73%	0.71%
Stockholders' equity	8.52%	8.00%	9.97%	8.17%	9.42%
YIELDS/ RATES
Yield on loans	3.81%	3.70%	3.46%	3.71%	3.40%
Yield on investments	2.18%	2.04%	1.37%	2.03%	1.36%
Yield on interest earning assets	3.63%	3.51%	3.24%	3.52%	3.19%
Cost of deposits	1.62%	1.36%	1.09%	1.40%	1.02%
Cost of borrowings	2.81%	2.53%	1.85%	2.52%	1.77%
Cost of interest bearing liabilities	1.85%	1.65%	1.31%	1.65%	1.23%
Net interest spread	1.78%	1.86%	1.92%	1.87%	1.96%
Net interest margin	1.94%	2.00%	2.02%	2.01%	2.05%
CAPITAL
Total equity to total assets	8.54%	8.64%	8.15%
Tangible stockholders' equity to tangible assets (1)	8.49%	8.59%	8.09%
Book value per share	$10.11	$9.94	$10.32
Tangible book value per share (1)	$10.05	$9.88	$10.24
Market value per share (period end)	$10.88	$11.51	N/A
ASSET QUALITY
Annualized net recoveries to average loans	0.01%	0.01%	0.01%
Nonperforming loans to total loans	0.04%	0.08%	0.13%
Nonperforming assets to total assets	0.03%	0.07%	0.11%
Allowance for loan losses to loans held-for-investment	0.58%	0.58%	0.63%
Allowance for loan losses to nonperforming loans	1552.89%	696.99%	497.24%
LOAN COMPOSITION
Multifamily residential	$3,521,456	$3,354,475	$2,644,243
Single family residential	$2,223,510	$2,196,582	$1,842,416
Commercial real estate	$164,185	$151,974	$95,822
Construction and land	$16,537	$31,786	$48,396
Non-mortgage	$100	$100	$50
DEPOSIT COMPOSITION
Noninterest bearing transaction accounts	$70,075	$67,541	$27,166
Interest bearing transaction accounts	$173,788	$173,120	$196,062
Money market deposit accounts	$1,467,105	$1,388,636	$1,430,201
Time deposits	$3,232,976	$2,962,858	$2,209,982

(1) See "Non-GAAP Reconciliation" table for reconciliations of non-GAAP measurements.

NON-GAAP RECONCILIATION (UNAUDITED)

	Three Months Ended			Nine Months Ended
(Dollars in thousands except per share data)	September 30, 2018	June 30, 2018	September 30, 2017	September 30, 2018	September 30, 2017
Pre-tax, pre-provision net earnings
Income before taxes	$17,015	$15,754	$18,359	$48,045	$50,655
Plus: Provision for (reversal of) loan losses	650	1,300	1,550	3,450	(4,622)
Pre-tax, pre-provision net earnings	$17,665	$17,054	$19,909	$51,495	$46,033
Efficiency Ratio
Noninterest expense (numerator)	$15,090	$14,922	$13,782	$44,725	$43,323
Net interest income	31,712	31,159	28,760	93,335	83,342
Noninterest income	1,043	817	4,931	2,885	6,014
Operating revenue (denominator)	$32,755	$31,976	$33,691	$96,220	$89,356
Efficiency ratio	46.07%	46.67%	40.91%	46.48%	48.48%
Pro Forma Net Income
Income before provision for income taxes	$17,015	$15,754	$18,359	$48,045	$50,655
Actual/pro forma provision for income taxes (1)	4,886	4,528	7,711	13,588	21,275
Actual/pro forma net income (numerator)	$12,129	$11,226	$10,648	$34,457	$29,380
Pro Forma Diluted Earnings Per Share
Weighted average common shares outstanding - diluted (denominator)	56,864,100	56,820,076	42,000,000	56,813,110	42,000,000
Actual/pro forma diluted earnings per share	$0.21	$0.20	$0.25	$0.61	$0.70
Pro Forma Return on Average Assets
Actual/pro forma net income (numerator)	$12,129	$11,226	$10,648	$34,457	$29,380
Average assets (denominator)	$6,619,629	$6,310,087	$5,786,035	$6,262,313	$5,494,124
Actual/pro forma return on average assets	0.73%	0.71%	0.74%	0.73%	0.71%
Pro Forma Return on Average Stockholders' Equity
Actual/pro forma net income (numerator)	$12,129	$11,226	$10,648	$34,457	$29,380
Average stockholders' equity (denominator)	$569,176	$560,961	$427,018	$562,312	$415,946
Actual/pro forma return on average stockholders' equity	8.52%	8.00%	9.97%	8.17%	9.42%

(Dollars in thousands except per share data)	September 30, 2018	June 30, 2018	September 30, 2017
Tangible Book Value Per Share
Total Assets	$6,692,415	$6,510,233	$5,319,557
Less: Goodwill	(3,297)	(3,297)	(3,297)
Tangible assets	6,689,118	6,506,936	5,316,260
Less: Total Liabilities	(6,121,016)	(5,948,053)	(4,886,097)
Tangible Stockholders' Equity (numerator)	$568,102	$558,883	$430,163
Period end shares outstanding (denominator)	56,543,771	56,559,655	42,000,000
Tangible Book Value Per Share	$10.05	$9.88	$10.24
Tangible Stockholders' Equity to Tangible Assets
Tangible stockholders' equity (numerator)	$568,102	$558,883	$430,163
Tangible assets (denominator)	6,689,118	6,506,936	5,316,260
Tangible Stockholders' Equity to Tangible Assets	8.49%	8.59%	8.09%

(1) Prior to January 1, 2018, we calculate our pro forma net income, earnings per share, return on average assets, return on average equity and return on average tangible equity by adding back our franchise S Corporation tax to net income, and using a combined C Corporation effective tax rate for Federal and California income taxes of 42.0%. This calculation reflects only the change in our status as an S Corporation and does not give effect to any other transaction. For periods in 2018, our actual provision for income taxes is used for comparative purposes.